Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
The Spectranetics Corporation:
We consent to the incorporation by reference in the registration statements (Nos. 33-46725, 33-52718, 33-88088, 33-85198, 33-99406, 333-08489, 333-50464, 333-57015, and 333-117074) on Form S-8 and No. 333-06971 on Form S-3 of The Spectranetics Corporation and subsidiary (collectively, the Company) of our report dated March 30, 2005, with respect to the consolidated balance sheet of the Company as of December 31, 2004, and the related consolidated statements of operations and comprehensive income, shareholders’ equity, and cash flows for the years ended December 31, 2004 and 2003, which report appears in the December 31, 2005 annual report on Form 10-K of the Company.
Our report refers to the adoption of Emerging Issues Task Force Abstract No. 00-21, Revenue Arrangements with Multiple Deliverables.
/s/ KPMG LLP
Denver, Colorado
March 15, 2006